Exhibit 11.1

                               SODAK GAMING, INC.

            CALCULATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK


---------------------------------------------------------------------------------------------------
                                                YEAR ENDED          YEAR ENDED           YEAR ENDED
                                         DECEMBER 31, 1996   DECEMBER 31, 1997    DECEMBER 31, 1998
                                         -----------------   -----------------    -----------------
SHARES OUTSTANDING

     Weighted average common
     shares outstanding                         22,737,580          22,758,186           22,761,223

     Adjustment for assumed
         conversion shares                         228,360             137,890               40,404
                                              ------------        ------------         ------------
     Weighted average number of
         common and assumed conversion
         shares outstanding                     22,965,940          22,896,076           22,801,627
                                              ============        ============         ============


NET EARNINGS (LOSS)                           $ 13,232,628        ($ 3,706,701)        $  2,686,341
                                              ============        ============         ============


EARNINGS (LOSS) PER SHARE, BASIC              $       0.58        ($      0.16)        $       0.12
                                              ============        ============         ============

EARNINGS (LOSS) PER SHARE, DILUTED            $       0.58        ($      0.16)        $       0.12
                                              ============        ============         ============


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